EXHIBIT 1


                                January 18, 1996


   Kanders Florida Holdings, Inc.
   85 Nassau Place
   Yulee, Florida 32097

   Gentlemen:

        The undersigned is a stockholder, director and officer of American Body Armor & Equipment, Inc., a Florida corporation (the "Company"), and is desirous of facilitating the proposed purchase by Kanders Florida Holdings, Inc. (the "Purchaser") of a controlling interest in the Company.

        In order to facilitate the aforesaid transaction, the undersigned hereby agrees that the undersigned will not, directly or indirectly, without the prior written consent of the Purchaser, offer to sell, sell, grant any option for the sale of, assign, transfer, pledge, hypothecate or otherwise encumber or dispose of any shares of common stock, par value $.03 per share, of the Company (the "Common Stock") or securities convertible into, exercisable or exchangeable for or evidencing any right to purchase or subscribe for any shares of Common Stock (either pursuant to Rule 144 of the Securities Act of 1933, as amended or otherwise) or dispose of any beneficial interest therein for a period of three years from the date hereof, subject, however, to the rights granted to the undersigned under the Employment Agreement, dated the date hereof, between the Company and the undersigned, to sell such securities prior to the expiration of such three-year period.

        In furtherance of the foregoing, the undersigned hereby delivers to you in pledge all certificates representing shares of Common Stock, options and other securities of the Company, including shares of the Company's preferred stock, stated value $1.00 per share, that are owned by the undersigned, to be held by you during the term herein provided.

                                      Very truly yours,


                                      /s/ Jonathan M. Spiller
                                      Jonathan M. Spiller